FORM 4

[X] Check this box if no longer                U.S. SECURITIES AND EXCHANGE COMMISSION
    subject to Section 16. Form                        Washington, D.C. 20549
    4 or Form 5 obligations may
    continue.  See Instruction 1(b).        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
   Lasky           Mitchell          H.        Activision, Inc. (ATVI)                        ___ Director      ___ 10% Owner
__________________________________________  _____________________________________________      X  Officer (give ___ Other (specify
  (Last)          (First)         (Middle)  3. IRS or Social        4. Statement for          --- title below)      below)
                                               Security Number of      Month/Year
                                               Reporting Person                               Executive Vice President,
                                               (Voluntary)             December 1999            Worldwide Studios
2760 Monte Mar Terrace                                              ______________________________________________________________
__________________________________________
                 (Street)                                           5. If Amendment, Date of  7. Individual or Joint/Group Filing
                                                                       Original (Month/Year)     (Check Applicable Line)
Los Angeles       California        90064                                                      X  Form Filed by One Reporting Person
__________________________________________                                                    --  Form Filed by More Than One
  (City)          (State)          (Zip)                                                          Reporting Person

                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                     5. Amount of
                                          3. Trans-    4.  Securities Acquired (A)      Securities
                              2. Trans-      action        or Disposed of (D)           Beneficially  6. Ownership
                                 action      Code          (Instr. 3, 4 and 5)          Owned at         Form:         7. Nature of
                                 Date        (Instr.   ---------------------------      End of           Direct(D)        Indirect
                                (Month/        8)                  (A)                  Month               or            Beneficial
1.  Title of Security            Day/                  Amount      or     Price        (Instr.          Indirect(I)      Ownership
    (Instr.3)                    Year)                             (D)                  3 and 4)         (Instr. 4)      (Instr. 4)
----------------------------- ---------   ----------   --------    ---    --------   ------------     -------------    ------------

Common Stock, par value
  $.000001 per share            8/17/00     M           10,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/17/00     S           10,000      D     $12.857
Common Stock, par value
  $.000001 per share            8/17/00     M            5,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/17/00     S            5,000      D     $13.106
Common Stock, par value
  $.000001 per share            8/23/00     M            5,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/23/00     S            5,000      D     $13.545
Common Stock, par value
  $.000001 per share            8/23/00     M            1,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/23/00     S            1,000      D     $13.857
Common Stock, par value
  $.000001 per share            8/23/00     M            5,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/23/00     S            5,000      D     $13.606
Common Stock, par value
  $.000001 per share            8/24/00     M            5,100      A      $6.00
Common Stock, par value
  $.000001 per share            8/24/00     S            5,100      D     $13.903
Common Stock, par value
  $.000001 per share            8/24/00     M            1,000      A      $6.00
Common Stock, par value
  $.000001 per share            8/24/00     S            1,000      D     $13.92
Common Stock, par value
  $.000001 per share            8/24/00     M              300      A      $6.00
Common Stock, par value
  $.000001 per share            8/24/00     S              300      D     $13.857
Common Stock, par value
  $.000001 per share            8/25/00     M            7,500      A      $6.00
Common Stock, par value
  $.000001 per share            8/25/00     S            7,500      D     $13.856
Common Stock, par value
  $.000001 per share            8/31/00     M            5,800      A      $6.00
Common Stock, par value
  $.000001 per share            8/31/00     S            5,800      D     $13.919
Common Stock, par value
  $.000001 per share            9/05/00     M               76      A      $6.00
Common Stock, par value
  $.000001 per share            9/05/00     S               76      D     $13.271
Common Stock, par value
  $.000001 per share            9/08/00     M            4,994      A      $9.50
Common Stock, par value
  $.000001 per share            9/08/00     S            4,994      D     $14.482
Common Stock, par value
  $.000001 per share            9/08/00     M            4,575      A      $9.00
Common Stock, par value
  $.000001 per share            9/08/00     S            4,575      D     $14.107
Common Stock, par value
  $.000001 per share            9/08/00     M            1,000      A      $9.50
Common Stock, par value
  $.000001 per share            9/08/00     S            1,000      D     $14.607
Common Stock, par value
  $.000001 per share            9/08/00     M           11,450      A      $6.00
Common Stock, par value
  $.000001 per share            9/08/00     S           11,450      D     $14.232
Common Stock, par value
  $.000001 per share            9/08/00     M           10,000      A      $9.50
Common Stock, par value
  $.000001 per share            9/08/00     S           10,000      D     $14.42
Common Stock, par value
  $.000001 per share            9/08/00     M            3,900      A      $9.50
Common Stock, par value
  $.000001 per share            9/08/00     S            3,900      D     $14.545
Common Stock, par value
  $.000001 per share            9/08/00     M           11,314      A      $6.00
Common Stock, par value
  $.000001 per share            9/08/00     S           11,314      D     $13.92
Common Stock, par value
  $.000001 per share            9/08/00     M            5,425      A      $9.00
Common Stock, par value
  $.000001 per share            9/08/00     S            5,425      D     $14.482
Common Stock, par value
  $.000001 per share            9/08/00     M               78      A      $9.50
Common Stock, par value
  $.000001 per share            9/08/00     S               78      D     $14.482
Common Stock, par value
  $.000001 per share            9/08/00     M            7,425      A      $6.00
Common Stock, par value
  $.000001 per share            9/08/00     S            7,425      D     $14.107
Common Stock, par value
  $.000001 per share            9/08/00     M                3      A     $10.25
Common Stock, par value
  $.000001 per share            9/08/00     S                3      D     $14.482
Common Stock, par value
  $.000001 per share            9/11/00     M            5,106      A      $9.50
Common Stock, par value
  $.000001 per share            9/11/00     S            5,106      D     $14.606
Common Stock, par value
  $.000001 per share            9/11/00     M            4,494      A     $10.50
Common Stock, par value
  $.000001 per share            9/11/00     S            4,494      D     $14.606
Common Stock, par value
  $.000001 per share            9/11/00     M              400      A     $10.00
Common Stock, par value
  $.000001 per share            9/11/00     S              400      D     $14.606
Common Stock, par value
  $.000001 per share            9/12/00     M            1,000      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S            1,000      D     $14.982
Common Stock, par value
  $.000001 per share            9/12/00     M            2,200      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S            2,200      D     $15.044
Common Stock, par value
  $.000001 per share            9/12/00     M            7,000      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S            7,000      D     $15.294
Common Stock, par value
  $.000001 per share            9/12/00     M           11,800      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S           11,800      D     $14.92
Common Stock, par value
  $.000001 per share            9/12/00     M           10,000      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S           10,000      D     $15.106
Common Stock, par value
  $.000001 per share            9/12/00     M              100      A     $10.50
Common Stock, par value
  $.000001 per share            9/12/00     S              100      D     $15.357
Common Stock, par value
  $.000001 per share            9/13/00     M              494      A     $10.56
Common Stock, par value
  $.000001 per share            9/13/00     S              494      D     $15.294
Common Stock, par value
  $.000001 per share            9/13/00     M           15,000      A     $10.56
Common Stock, par value
  $.000001 per share            9/13/00     S           15,000      D     $15.419
Common Stock, par value
  $.000001 per share            9/13/00     M            2,406      A     $10.50
Common Stock, par value
  $.000001 per share            9/13/00     S            2,406      D     $15.294      150            D

* If this form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

                                                      (Print or Type Responses)

                              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

                                       2. Conver-                              5. Number of Deriv-        6. Date Exercisable
                                          sion or    3. Trans-   4. Trans-        ative Securities           and Expiration Date
                                          Exercise      action      action        Acquired (A) or            (Month/Day/Year)
                                          Price of                  Code          Disposed of (D)         -----------------------
                                          Deriv-                   (Instr. 8)     (Instr. 3, 4, and 5)    Date
1. Title of Derivative Security           ative                  -----   ----  -----------------------    Exercis-     Expiration
   (Instr. 3)                             Security                Code     V        (A)        (D)        able         Date
                                          (Month/
                                          Day/Year)
----------------------------------     -----------   ----------  ------------  ----------- -----------    ----------   ----------

Employee Stock Options                  $ 6.00          4/18/00    A      V        75,965                   4/18/04(1)   4/18/10
Employee Stock Options                  $ 6.00          8/17/00    M                         15,000         8/10/00      4/18/10
Employee Stock Options                  $ 6.00          8/23/00    M                         11,000         8/10/00      4/18/10
Employee Stock Options                  $ 6.00          8/24/00    M                          6,400         8/10/00      4/18/10
Employee Stock Options                  $ 6.00          8/25/00    M                          7,500         8/10/00      4/18/10
Employee Stock Options                  $ 6.00          8/31/00    M                          5,800         8/10/00      4/18/10
Employee Stock Options                  $ 6.00          9/05/00    M                             76         8/10/00      4/18/10
Employee Stock Options                  $ 9.50          9/08/00    M                         19,972         3/24/99      3/24/08
Employee Stock Options                  $ 9.00          9/08/00    M                         10,000         4/22/00      4/22/06
Employee Stock Options                  $ 6.00          9/08/00    M                         30,189         8/10/00      4/18/10
Employee Stock Options                  $10.25          9/08/00    M                              3         6/14/99      4/30/09
Employee Stock Options                  $ 9.50          9/11/00    M                          5,106         3/24/99      3/24/08
Employee Stock Options                  $10.50          9/11/00    M                          4,494         5/15/97      5/15/07
Employee Stock Options                  $10.00          9/11/00    M                            400         5/15/97      5/15/07
Employee Stock Options                  $10.50          9/12/00    M                         32,100         5/15/97      5/15/07
Employee Stock Options                  $10.56          9/13/00    M                            494         12/20/96     12/20/06
Employee Stock Options                  $10.50          9/13/00    M                         17,406         5/15/97      5/15/07

                                                                          9. Number of    10. Ownership
                                                                             Derivative       Form of
                                                                             Securities       Derivative
                        7. Title and Amount of Underlying                    Benefi-          Security:
                           Securities (Instr. 3 and 4)                       cially           Direct       11. Nature of
                        ---------------------------------  8. Price of       Owned            (D) or           Indirect
                                                Amount or     Derivative     at End           Indirect         Beneficial
1. Title of Derivative          Title           Number of     Security       of Month         (I)              Ownership
   Security (Instr. 3)                          Shares        (Instr. 5)     (Instr. 4)       (Instr. 4)       (Instr. 4)
----------------------  --------------------    ---------  -------------  -------------   --------------   --------------

Employee Stock Options  Common Stock               75,965
Employee Stock Options  Common Stock               15,000
Employee Stock Options  Common Stock               11,000
Employee Stock Options  Common Stock                6,400
Employee Stock Options  Common Stock                7,500
Employee Stock Options  Common Stock                5,800
Employee Stock Options  Common Stock                   76
Employee Stock Options  Common Stock               19,972
Employee Stock Options  Common Stock               10,000
Employee Stock Options  Common Stock               30,189
Employee Stock Options  Common Stock                    3
Employee Stock Options  Common Stock                5,106
Employee Stock Options  Common Stock                4,494
Employee Stock Options  Common Stock                  400
Employee Stock Options  Common Stock               32,100
Employee Stock Options  Common Stock                  494
Employee Stock Options  Common Stock               17,406                 255,706         D

Explanation of Responses:

(1)  The options vest on the fourth anniversary of the date of grant, except that if at any time from april 18, 2000 through March
     31, 2001, the closing price of a share of common stock equals or exceeds $9.50 per share for five consecutive trading days, the options will vest on the day immediately following such five consecutive trading day period.

                                                                         /s/ Mitchell H. Lasky                 1/04/01
**Intentional misstatements or omissions of facts constitute             -------------------------------      ----------
  Federal Criminal Violations.  See 18 U.S.C. 1001 and                   **Signature of Reporting Person       Date
  15 U.S.C. 78ff(a).                                                       Mitchell H. Lasky

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.